Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Reports 2007 First Quarter Financial Results

•	Revenues for the First Quarter Increased 25.7 Percent over Prior Year
•	Diluted EPS for the First Quarter Increased by 16.0 Percent to $0.29, Compared to $0.25 in the First Quarter of the Prior Year

ATLANTA, April 25, 2007 — RPC, Inc. (NYSE: RES) announced its unaudited results for the first quarter ended March 31, 2007. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended March 31, 2007, revenues increased 25.7 percent to $171,045,000 compared to $136,024,000 in the first quarter last year. Operating profit for the quarter was $43,985,000 compared to $39,517,000 in the prior year. Net income was $28,045,000 or $0.29 diluted earnings per share, compared to $24,900,000, or $0.25 diluted earnings per share last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by 19.1 percent to $60,145,000 compared to $50,483,000 in the prior year. (1)

Cost of services rendered and goods sold was $87,521,000, or 51.2 percent of revenues, during the first quarter of 2007, compared to $65,751,000, or 48.3 percent of revenues, in the prior year. The increase in these costs was due to the variable nature of many of these expenses. As a percentage of revenues, however, these costs also increased because of operational inefficiencies and lower personnel utilization relating to the large amount of equipment delivered later than planned, as well as prolonged winter weather in several of our service areas during the quarter. Selling, general and administrative expenses increased by 22.5 percent in the first quarter of 2007 to $25,825,000 from $21,083,000 in the prior year. This increase was due primarily to higher compensation expenses consistent with higher activity levels and the implementation of our long-term growth plan. As a percentage of revenues, however, these costs decreased to 15.1 percent in 2007 compared to 15.5 percent last year due to the fixed nature of many of these expenses. Depreciation and amortization were $15,263,000 during the quarter, compared to $10,705,000 last year. This increase was due to the higher level of capital expenditures made during the recent quarters under RPC’s long-term growth plan to increase our capacity, expand facilities and maintain our existing fleet of equipment. Other income in the first quarter increased to $897,000 in 2007 compared to $261,000 last year.

“RPC’s strong first quarter results reflect the delivery of significant amounts of revenue-producing equipment acquired under our long-term growth plan, high activity levels and stable pricing,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average domestic rig count during the first quarter was 1,734, 14.0 percent higher than the same period in 2006. The average price of oil decreased 8.3 percent and the average price of natural gas decreased by 6.2 percent during the quarter compared to the prior year. Our revenues grew at a greater rate than the domestic rig count because of our capacity growth and continued relative strength in pricing and utilization.

“We are pleased to be receiving and placing into service a significant amount of our new equipment,” Hubbell continued. “We have customer demand for this equipment, especially in areas of high unconventional drilling activity such as the one served by our new location in Arkansas. During the first quarter of 2007, we had facilities, personnel, and other infrastructure in place to accept equipment that arrived later due to vendor delivery delays. As a result, we experienced some unexpected operating inefficiencies during the quarter, which are

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

1st Quarter 2007 Press Release

reflected in decreased personnel utilization and lower direct cost utilization. We invested $64 million in capital expenditures during the first quarter, more than in any quarter in our history. We have also borrowed a total of $79 million under our credit facility as of the end of the quarter, which has been used to fund these capital expenditures as well as the working capital requirements associated with higher revenues.”

“We are also pleased with the additional revenues we generated with the expansion of our capacity, especially in pressure pumping. Our results, however, reflect the effects of delays in equipment deliveries. Our margins during the first quarter have declined on a year-over-year and sequential basis due to the associated costs of higher personnel headcount in anticipation of more timely equipment deliveries. Although we have experienced isolated instances of price competition, the demand and pricing for our equipment and services remains strong. We remain confident in our ability to utilize our equipment fleet at high levels.”

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services. Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services include pressure pumping, hydraulic workover services, coiled tubing, nitrogen, wireline, well control, downhole tools, surface production equipment, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Both Technical Services and Support Services experienced stronger results due to the increased drilling rig count and related customer activity. Technical Services revenues rose 24.0 percent for the quarter compared to the prior year, driven by higher pricing in all of the services that comprise this segment, and increased capacity. Support Services revenues rose by 35.2 percent during the quarter compared to the prior year. This increase was driven primarily by increased capacity, utilization and pricing in the rental tool service line, which is the largest service line within Support Services.

	Three Months Ended March 31
	2007	2006

	(in thousands)
Revenues:
Technical services	$ 142,307	$ 114,761
Support services	28,738	21,263

Total revenues	$ 171,045	$ 136,024

Operating Profit:
Technical services	$ 35,286	$ 36,239
Support services	9,541	5,191
Corporate expenses	(2,391)	(2,945)
Gain on disposition of assets, net	(1,549)	(1,032)

Total operating profit	$ 43,985	$ 39,517

Other income, net	897	261
Interest expense	(754)	(1)
Interest income	18	154

Income before income taxes	$ 44,146	$ 39,931

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of

1st Quarter 2007 Press Release

Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding RPC’s expected activity and performance in the future, such as the planned level of capital expenditures for new equipment, our expectation of more timely equipment deliveries, and expectations about our ability to utilize new equipment at high utilization levels. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include the possibility of declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico, competition in the oil and gas industry, and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC’s Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006.

For information about RPC, Inc., please contact:

BEN M. PALMER Chief Financial Officer 404.321.2140 bpalmer@rpc.net	JIM LANDERS V.P. Corporate Finance 404.321.2162 jlanders@rpc.net

1st Quarter 2007 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Periods ended March 31, (Unaudited)	First Quarter

	2007	2006	% BETTER (WORSE)

REVENUES	$ 171,045	$ 136,024	25.7%
COSTS AND EXPENSES:
Cost of services rendered and goods sold	87,521	65,751	(33.1)
Selling, general and administrative expenses	25,825	21,083	(22.5)
Depreciation and amortization	15,263	10,705	(42.6)
Gain on disposition of assets, net	(1,549)	(1,032)	50.1

Operating profit	43,985	39,517	11.3
Interest expense	(754)	(1)	N/M
Interest income	18	154	(88.3)
Other income, net	897	261	243.7

Income before income taxes	44,146	39,931	10.6
Income tax provision	16,101	15,031	(7.1)

NET INCOME	$ 28,045	$ 24,900	12.6%

EARNINGS PER SHARE
Basic	$ 0.29	$ 0.26	11.5%

Diluted	$ 0.29	$ 0.25	16.0%

AVERAGE SHARES OUTSTANDING
Basic	95,859	95,031

Diluted	98,386	98,747

1st Quarter 2007 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At March 31, (Unaudited)	(In thousands)

	2007	2006

ASSETS
Cash and cash equivalents	$ 3,987	$ 7,386
Accounts receivable, net	162,895	116,165
Inventories	24,006	15,090
Deferred income taxes	4,629	4,273
Income taxes receivable	3,245	—
Prepaid expenses and other current assets	4,734	3,542

Total current assets	203,496	146,456

Property, plant and equipment, net	314,348	156,159
Goodwill	24,093	24,093
Other assets	5,706	4,254

Total assets	$ 547,643	$ 330,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$ 59,702	$ 31,066
Accrued payroll and related expenses	12,504	8,979
Accrued insurance expenses	3,691	3,606
Accrued state, local and other taxes	3,431	1,781
Income taxes payable	634	2,393
Other accrued expenses	433	503

Total current liabilities	80,395	48,328

Accrued insurance expenses	7,372	6,479
Notes payable to banks	79,450	—
Pension liabilities	5,242	11,798
Deferred income taxes	14,490	7,777
Other long-term liabilities	1,443	1,682

Total liabilities	188,392	76,064

Common stock	9,783	9,720
Capital in excess of par value	14,118	11,344
Retained earnings	340,861	241,637
Accumulated other comprehensive loss	(5,511)	(7,803)

Total stockholders’ equity	359,251	254,898

Total liabilities and stockholders’ equity	$ 547,643	$ 330,962

Certain prior year balances have been reclassified to conform with current year presentation.

1st Quarter 2007 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Three months ended March 31, (Unaudited)	(In thousands)

	2007	2006

Operating Activities:
Net income	$ 28,045	$ 24,900
Depreciation, amortization and other non-cash charges	15,998	11,405
Other net changes in operating activities	(19,758)	(14,020)

Net cash provided by operating activities	24,285	22,285

Investing Activities:
Capital expenditures	(63,662)	(25,970)
Other investing activities	1,822	1,357

Net cash used for investing activities	(61,840)	(24,613)

Financing Activities:
Payment of dividends	(4,886)	(3,170)
Borrowings from notes payable to banks	162,450	—
Repayments on notes payable to banks	(118,600)	—
Cash paid for common stock purchased and retired	(1,165)	(1,110)
Other financing activities	1,014	1,185

Net cash provided by (used for) financing activities	38,813	(3,095)

Net increase (decrease) in cash and cash equivalents	1,258	(5,423)
Cash and cash equivalents at beginning of period	2,729	12,809

Cash and cash equivalents at end of period	$ 3,987	$ 7,386

1st Quarter 2007 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today’s earnings release, and anticipates using EBITDA in today’s earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC’s investor website, which can be found on the Internet at www.rpc.net.

Periods ended March 31, (Unaudited)	First Quarter

	2007	2006

Reconciliation of Net Income to EBITDA
Net Income	$ 28,045	$ 24,900
Add:
Income tax provision	16,101	15,031
Interest expense	(754)	(1)
Depreciation and amortization	15,263	10,705
Less:
interest Income	18	154

EBITDA	$ 60,145	$ 50,483